Exhibit 99.1

FOR RELEASE ON AUGUST 4, 2016 AT 4:05 PM ET

TESARO ANNOUNCES SECOND-QUARTER 2016 OPERATING RESULTS

•                  Positive Phase 3 data reported by TESARO and ENGOT from the NOVA trial of niraparib in a broad population of patients with platinum-sensitive, recurrent ovarian cancer

•                  Pre-launch planning underway to support four potential product launches in 2017 across U.S. and Europe

•                  Expansion of TESARO European commercial organization now ongoing

•                  Immuno-oncology programs continue to advance, with candidates targeting TIM-3 and PD-1 now in Phase 1 clinical trials; combination trials targeted for 2017

•                  Cash and cash equivalents totaled approximately $320 million as of June 30, 2016; additional $409 million raised in a follow-on offering completed in July

WALTHAM, Mass., August 4, 2016 — TESARO, Inc. (NASDAQ:TSRO), an oncology-focused biopharmaceutical company, today reported operating results for second-quarter 2016 and provided an update on the Company’s marketed product and development programs.

“The second quarter of 2016 was an exciting time for TESARO, marked by the availability of positive clinical results from our NOVA trial of niraparib. These results are the first and only Phase 3 data for a PARP inhibitor in a population of patients with platinum-sensitive, recurrent ovarian cancer,” said Lonnie Moulder, CEO of TESARO. “Looking ahead, we intend to leverage these landmark data to enhance our ongoing ovarian cancer trials and expand the overall development strategy for niraparib. We are globalizing our mission of delivering transformative cancer therapies to patients, and are now expanding our commercial footprint in Europe to support planned launches of oral rolapitant and niraparib next year. Finally, our immuno-oncology portfolio continues to rapidly advance, and our antibody candidates targeting TIM-3 and PD-1 are now in Phase 1 studies.”

Recent Business Highlights

•                  The U.S. launch of VARUBI continues, and unit volume increased by 30% for the second quarter compared to the first quarter. For the month of June, VARUBI achieved a 27% market share in the oral NK-1 market in the U.S.

•                  The New Drug Application (NDA) for an intravenous (IV) formulation of rolapitant was accepted for review by the Food and Drug Administration (FDA), and a U.S. launch is planned for the first half of 2017.

•                  The Marketing Authorisation Application (MAA) for oral rolapitant is under review by the European Medicines Agency (EMA). In order to support a launch of niraparib and oral rolapitant in 2017, TESARO is now expanding its commercial operations in key European countries.

•                  In June, TESARO and the European Network for Gynaecological Trial groups (ENGOT) announced that the Phase 3 NOVA trial of niraparib successfully achieved its primary endpoint of progression-free survival (PFS). This trial demonstrated that niraparib significantly prolonged PFS compared to control for patients in both the germline BRCA mutation (gBRCAmut) cohort and the non-germline BRCA mutation (non-gBRCAmut) cohort. These data will support NDA and MAA submissions during the fourth quarter of 2016.

•                  Ongoing trials of niraparib in combination with other agents include the TOPACIO trial (formerly KEYNOTE-162) with KEYTRUDA® (pembrolizumab) in patients with ovarian cancer or with triple negative breast cancer, and the AVANOVA trial with bevacizumab in patients with ovarian cancer.

•                  The Phase 1 dose escalation study of TSR-022, our anti-TIM-3 antibody candidate, has been initiated, and the Phase 1 study of TSR-042, our anti-PD-1 antibody candidate, continues to enroll patients.

•                  TESARO completed a public offering of common stock in July 2016, resulting in approximately $409 million in net proceeds.

Second Quarter 2016 Financial Results

TESARO reported a net loss of $58.4 million, or ($1.28) per share, for the second quarter of 2016, compared to a net loss of $60.6 million, or ($1.51) per share, for the second quarter of 2015.

Revenue recognition for certain sales of VARUBI to specialty distributors continues to be deferred at this point in the commercial launch. Net product revenue for the second quarter of 2016 totaled $1.4 million and included sales of VARUBI from specialty pharmacy customers to patients that were made during the second quarter, as well as sales from specialty distributors to providers that occurred in the first quarter of 2016 and the fourth quarter of 2015. The specialty pharmacy sales made during the second quarter represented a small portion of total product shipments.  License revenue for the second quarter of 2016 totaled $35.1 million and included an up-front payment of $35 million from Janssen related to initiation of the global niraparib prostate cancer collaboration.

Research and development expenses increased to $50.1 million for the second quarter of 2016, compared to $38.9 million for the second quarter of 2015, driven primarily by higher costs related to the ongoing registration trials of niraparib, manufacturing costs associated with IV rolapitant and niraparib, and the advancement of our immuno-oncology portfolio, in addition to increased headcount.

Selling, general and administrative expenses increased to $36.2 million for the second quarter of 2016, compared to $16.8 million for the second quarter of 2015, primarily due to increased commercial headcount, including the establishment of a U.S. field sales organization in the fall of 2015, commercial activities in support of the launch of VARUBI, and higher professional service fees.

Acquired in-process research and development expenses totaled $4.0 million for the second quarter of 2016 and included a milestone payment related to our immuno-oncology portfolio, compared to $1.0 million for the second quarter of 2015, which also related to a development milestone achieved within our immuno-oncology programs. Operating expenses, as described above, include total non-cash, stock-based compensation expense of $11.7 million for the second quarter of 2016, compared to $5.5 million for the second quarter of 2015.

As of June 30, 2016, TESARO had approximately $320 million in cash and cash equivalents. This cash and cash equivalents total excludes the $409 million in net proceeds resulting from a follow-on offering of 5.3 million shares of common stock that was completed in July 2016.

For the quarter ended June 30, 2016, TESARO had approximately 45.8 million shares outstanding on a weighted average basis. As of July 7, following completion of the follow-on offering on that date, TESARO had approximately 51.4 million outstanding shares of common stock.

In anticipation of four product launches in 2017, TESARO will invest in pre-launch inventory manufacturing, development of supply chain capabilities and capacity, and expansion of European and targeted U.S. commercial operations, in addition to making milestone payments for regulatory submissions. As a result of these investments, the Company expects its cash and cash equivalents balance to decline by approximately $100 million on average, per quarter, during the third and fourth quarters of 2016.

Corporate Objectives

The following is a summary of TESARO’s key objectives:

VARUBI® / Rolapitant:

•                  Achieve #1 market share position within the oral NK-1 receptor antagonist market by year-end 2016 in the U.S.;

•                  Launch IV rolapitant into the U.S. market in 1H 2017, pending FDA approval;

•                  Establish a European commercial organization; and

•                  Launch oral rolapitant in Europe in 1H 2017, pending EMA approval.

Niraparib:

•                  Present NOVA data at the European Society for Medical Oncology (ESMO) annual congress in Copenhagen in October;

•                  Submit the niraparib NDA and MAA in Q4 2016;

•                  Launch niraparib in the U.S. in 1H 2017 and in Europe in 2H 2017, pending regulatory approval;

•                  Submit sNDA and MAA based upon QUADRA data in mid-2017;

•                  Report Phase 3 BRAVO data in 2H 2017;

•                  Finalize a potential lung cancer registration strategy and initiate development program in 1H 2017; and

•                  Determine the potential registration strategy for niraparib plus an anti-PD-1 antibody in ovarian cancer and triple-negative breast cancer in mid-2017.

Immuno-Oncology Portfolio:

•                  Identify a dose and schedule for TSR-042 by the end of 2016;

•                  Select at least one bispecific antibody clinical candidate by the end of 2016;

•                  Identify the first clinical candidate within the MD Anderson collaboration in 1H 2017;

•                  Initiate a Phase 1 study of TSR-033 (anti-LAG-3 antibody) in 1H 2017;

•                  Finalize the TSR-042 registration strategy and initiate a registration program in 1H 2017; and

•                  Initiate a Phase 1 clinical trial of TSR-022 in combination with an anti-PD-1 antibody in mid-2017.

Today’s Conference Call and Webcast

TESARO will host a conference call to discuss the Company’s second-quarter operating results and provide an update on the Company’s development programs and the VARUBI® launch today at 4:15 P.M. Eastern time. The accompanying slide presentation and live webcast of the conference call can be accessed by visiting the TESARO website at www.tesarobio.com. The call can be accessed by dialing (877) 853-5334 (U.S. and Canada) or (970) 315-0307 (international). A replay of the webcast will be archived on the Company’s website for 30 days following the call.

About TESARO

TESARO is an oncology-focused biopharmaceutical company dedicated to improving the lives of cancer patients by acquiring, developing, and commercializing safer and more effective therapeutics. For more information, visit www.tesarobio.com, and follow us on Twitter and LinkedIn.

Contacts:

Jennifer Davis

+1.781.325.1116 or jdavis@tesarobio.com

Kate Rausch

+1.781.257.2505 or krausch@tesarobio.com

Forward Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding TESARO, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions, or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding our expected cash and cash equivalents balance for the third and fourth quarters of 2016, the expected timing of the submission of the NDA and MAA for niraparib, the timing of other regulatory filings with respect to our product candidates, the expected timing of data from our various clinical trials, the expected timing of the launch of niraparib and rolapitant IV in the U.S., the timing of our planned commercial launches of niraparib and oral rolapitant in Europe, our plans regarding future clinical trials with niraparib, statements regarding our various corporate objectives, the estimated time periods when we expect clinical trials to commence or be completed, and statements regarding our expectations about the timing of both the selection of clinical candidates from our immuno-oncology programs and the commencement of clinical testing for those candidates. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our research and pre-clinical development programs, clinical development programs, future results, performance, or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the execution and completion of clinical trials, uncertainties surrounding the timing of availability of data from our clinical trials, ongoing discussions with and actions by regulatory authorities, patient accrual rates for clinical trials, and other matters that could affect the timing of availability of data from or initiation of our clinical trials, uncertainties regarding regulatory approvals, uncertainties regarding certain expenditures, risks related to manufacturing and supply, and other matters that could affect the availability or commercial potential of our drug candidates. TESARO undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see TESARO’s Annual Report on Form 10-K for the year ended December 31, 2015, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.

TESARO, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2016	2015	2016

Revenues:
Product revenue, net	$—	$1,436	$—	$1,609
License revenue	—	35,125	—	35,259
Total revenues	—	36,561	—	36,868

Expenses:
Cost of sales - product	—	238	—	314
Cost of sales - intangible asset amortization	—	463	—	927
Research and development (1)	38,930	50,138	72,475	102,847
Selling, general and administrative (1)	16,783	36,218	28,025	66,367
Acquired in-process research and development	1,000	4,000	1,000	8,000
Total expenses	56,713	91,057	101,500	178,455
Loss from operations	(56,713)	(54,496)	(101,500)	(141,587)
Interest income (expense), net	(3,844)	(3,911)	(7,563)	(7,790)
Net loss	$(60,557)	$(58,407)	$(109,063)	$(149,377)

Net loss per share applicable to common stockholders - basic and diluted	$(1.51)	$(1.28)	$(2.82)	$(3.44)

Weighted-average number of common shares used in net loss per share applicable to common stockholders - basic and diluted	40,008	45,808	38,667	43,387

(1) Expenses include the following amounts of non-cash stock-based compensation expense:

Research and development	$2,211	$4,479	$4,025	$8,222
Selling, general and administrative	3,249	7,206	5,356	12,924

TESARO, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2015	June 30, 2016

Assets
Current assets:
Cash and cash equivalents	$230,146	$320,204
Accounts receivable	679	510
Inventories	1,106	8,381
Other current assets	4,560	8,722
Total current assets	236,491	337,817

Intangible assets, net	14,732	13,805
Property and equipment, net	2,779	2,718
Restricted cash	500	500
Other assets	779	1,097
Total assets	$255,281	$355,937

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$8,019	$13,992
Accrued expenses	36,628	42,836
Deferred revenue, current	500	1,662
Other current liabilities	1,534	1,534
Total current liabilities	46,681	60,024

Convertible notes, net	121,325	126,407
Deferred revenue, non-current	288	38
Other non-current liabilities	113	163
Total liabilities	168,407	186,632

Total stockholders’ equity	86,874	169,305
Total liabilities and stockholders’ equity	$255,281	$355,937

###